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                                                                       EXHIBIT 5

                               December 23, 1999

Group Maintenance America Corp.
Eight Greenway Plaza, Suite 1500
Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Group Maintenance America Corp., a Texas corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of a maximum of 41,780,418 shares (the "Shares") of common stock, $0.001 par value, of the Company. The Shares are to be issued pursuant to the Agreement and Plan of Merger, as amended (the "Agreement"), between the Company and Building One Services Corporation.

We have examined originals or copies certified by officers of the Company of (a) the Articles of Incorporation, as amended, of the Company, (b) the Bylaws of the Company, (c) certified copies of certain resolutions adopted by the Board of Directors of the Company and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; and

     2. the Shares have been duly and validly authorized and, subject to the Registration Statement becoming effective and compliance with applicable state securities or Blue Sky laws, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within
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the category of persons whose consent is required under Section 7 of the
Securities Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,



                              Bracewell & Patterson, L.L.P.

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